EXHIBIT 10.5

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition Agreement is entered into on this 17th day of February, 2006 (“Effective Date”), by and between BioSource America, Inc., a Texas corporation (hereinafter “Buyer”) and Resodyn Corporation, a Delaware corporation (hereinafter “Resodyn”)

WHEREAS, Buyer on even date of this Confidentiality and Non-Competition Agreement, is entering into Asset Purchase Agreement with BIOsource Fuels, LLC, a Wisconsin limited liability company (hereafter “Seller”) to purchase and acquire all of the assets of Seller related to and used in connection with the synthesis of biodiesel and other bio-fuels from animal and vegetable based fats, oils and greases (“the Business”); and

NOW, THEREFORE, for and in consideration of ten dollars paid in hand by Buyer to Resodyn, and other good and valuable consideration paid by Buyer, the receipt and sufficiency of which is hereby acknowledged, Resodyn and its principals enter into this Confidentiality and Non-Competition Agreement and agree to the covenants and agreements set forth herein as follows:

I.                              Covenant Not to Compete.

Neither Resodyn, nor any principal of Resodyn, at any time from and after the Effective Date of Asset Purchase Agreement and through the fifth anniversary of such Effective Date, without the prior written consent of Buyer, will (i) directly or indirectly engage in, manage, operate, control or participate in or be connected in any manner with the ownership, management, operation or control of any person or entity which is or proposes to be, directly or indirectly, engaged or involved in Business; or (ii) acquire control of or assist or render services (whether or not for compensation, or as an agent, advisor, consultant or lender) to or for, any entity or individual involved in Business.

Nothing in this Agreement shall prohibit Resodyn from working directly or indirectly with, assisting, or providing services or products to any person or entity in the Business that synthesizes or markets bio-fuel or biodiesel from animal and vegetable based fats, oils, and greases as long as Resodyn’s work, assistance, or services are not involved in the synthesis of biodiesel and other bio-fuels as an end product from animal and vegetable based fats, oils, and greases.

Nothing in this Agreement shall prohibit Resodyn from researching, developing, marketing, selling, and engaging in the business of biochemical and chemical processes involving chemistries, products or processes that use non-petroleum feedstock, biodiesel or other bio-fuels from animal and vegetable based fats, oils and greases in order to synthesize products, provided only that the end product of Resodyn’s activities cannot be biodiesel or bio-fuel from animal and vegetable based fats, oils, and greases.

Resodyn agrees that at any time from the Effective Date and through the fifth anniversary thereof, it will not directly or indirectly through its actions or through the actions of a third party, whether for its own benefit or for that of the third parry, take any action, or advise or assist in taking any action, that impairs the goodwill of Buyer, including but not limited to, actions that interfere with or damage the relationships between Buyer and employees, customers, contractors, licensees and suppliers of Buyer.

The foregoing paragraphs:

shall not prohibit Resodyn from owning in the aggregate less than two percent (2%) of an entity which is engaged in the Business provided such entity is subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and provided any such investment has a value no greater than One Hundred Thousand Dollars ($100,000.00).

None of the foregoing paragraphs of this Section I shall prohibit Resodyn from:

(a.)          selling animal and vegetable based fats, oil and greases for synthesis of bio-fuel or biodiesel;

(b.)          engaging in the design and construction of a plant or plants for the synthesis of bio-fuel or biodiesel pursuant to a license granted by Buyer;

(c.)          owning or operating a plant for the synthesis of bio-fuel or biodiesel which has been designed and constructed by Buyer;

(d.)          any activity that constitutes the Business when such activity has been specifically authorized in a written agreement with Buyer or performed at the written request of and on behalf of Buyer; nor

(e.)          marketing or selling Biodiesel, glycerin or any other product or by-product used in or resulting from the synthesis of bio-fuel or biodiesel.

(f.)           using enzymes as catalysts for esterification, using solid acid catalysts for esterification, or using solid acid catalysts to dry methanol.

(g.)          working on and completing any government funded research and development contracts dealing with new methods for biodiesel synthesis that do not include glycerolysis.

Resodyn is expressly prohibited from:

(a)                                  representing Biosource Fuels, LLC as a commercial viable entity actively engaged in the business lines outlined in paragraphs (a.) through (e.) above;

(b)                                 any representations on websites, in trade magazines, promotional brochures, company literature or verbally that it can or will engage in any activities as defined in paragraphs (a.) through (e.) above;

(c)                                  any representation, technology development, research, development, or business arrangements that infringe upon any biodiesel or biofuels production technology identified in:

(i)                                     U.S. Patent Application Serial Number 10/776,740 filed 1/26/2004

(ii)                                  U.S. Provisional Patent Application Serial Number 60,537,251 filed 1/15/2004

(iii)                               U.S. Provisional Patent Application Serial Number 60,443,049 filed 1/27/2003

Seller agrees that all existing Employee Non-Compete Agreements for past employees of any of the Members of the Seller are declared null and void with respect to biodiesel or biofuels production, production technology as it relates to this Agreement.

II.                            Confidential Information.

Resodyn and Buyer acknowledge that Seller has developed highly specialized and technical knowledge with respect to the Business, including, but not limited to, (i) information and technology relating to applications used to manufacture biodiesel and other biofuels from animal and vegetable-based fats, oils and greases including, but not limited, patent applications pending before the U.S. Patent and Trademark Office; (ii) information relating to chemistry, process methods, processing steps, processing times and conditions, costs of processing, licensing fees, royalties and other technical or business sensitive information relating to the Business; (iii) formulations, test results, manufacturing and engineering specifications, production and manufacturing information and know-how and other technical information relating to the formulation or production of products or services of the Business; (iv) information concerning products or services of the Business but not yet offered for sale or license or offered for sale or license only on condition of confidentiality; (v) information concerning pricing policies for the Business, the prices charged in the Business to customers, the volume or order of such customers, and other information concerning business transactions with customers or proposed customers; (vi) customer lists for the Business; (vii) financial information concerning the Business; (viii) information concerning the marketing programs or strategies of the Business; and (ix) all other confidential and proprietary information relating to the Business (“Confidential Information”).  Confidential Information shall not include information which is publicly available on Effective Date or which becomes publicly available through no fault of Resodyn after Effective Date (but only after such information becomes- publicly available).

Resodyn recognizes that the integrity and value of the assets sold by Seller under the Asset Purchase Agreement are dependent upon the confidentiality of the Confidential Information and that the protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Buyer.  Resodyn agrees that it will not, without the prior written authorization of Buyer, divulge to any person or entity, directly or indirectly, any of the Confidential Information.

If Resodyn is subpoenaed, or is otherwise required by law to testify concerning any Confidential Information, Resodyn agrees to promptly notify Buyer upon receipt of a subpoena, or upon reasonable belief that such testimony shall be required so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In any event, Resodyn shall furnish only that portion of the Confidential Information that it is advised by legal advisers to be legally required and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Information.  Further, Resodyn agrees not to oppose action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Confidential Information.

III.                           Acknowledgement of Reasonableness and Enforcement.

Buyer and Resodyn agree and stipulate that the agreements and covenants contained in this Confidentiality and Non-Competition Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between Buyer and Seller including the consideration recited in the Asset Purchase Agreement.

Buyer and Resodyn are aware that in certain circumstances courts have refused to enforce certain agreements not to compete.  Therefore, in furtherance of, and not in derogation of the provisions of this Confidentiality and Non-Competition Agreement, Buyer and Resodyn agree that in the event a court should decline to enforce any provision of this Confidentiality and Non-Competition Agreement, then the provisions of this Confidentiality and Non-Competition Agreement shall be modified or reformed in a manner which will restrict Resodyn’s competition with Buyer to the maximum extent, as to time, geography and business scope, consistent with the remaining terms of this Agreement.

The parties agree that if Resodyn violates the provisions of this Confidentiality and Non-Competition Agreement, Buyer shall be entitled to recover any actual damages that may be awarded at trial or in arbitration, as applicable, and not reversed on appeal It is further agreed that Buyer, in addition to and without limiting any other remedy or right that it may have, will have the right to an injunction issued by a court of competent jurisdiction against any breach or threatened breach of this Confidentiality and Non-Competition Agreement in order to enjoin such breach.

IV.                           Miscellaneous

Resodyn acknowledges that Buyer is granting to Seller, a collateral assignment of this Confidentiality and Non-Competition Agreement to secure the obligations of Buyer under the Asset Purchase Agreement and a promissory note delivered thereunder, and Resodyn irrevocably consents to such assignment.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

The parties have caused this Agreement to be executed on this 17th day of February, 2006 as set forth below.

RESODYN CORPORATION,

By:	/s/ Lawrence C. Farrar
Lawrence C. Farrar
President

Biosource America, Inc.,

By:	/s/ J.D. McGraw
J.D. McGraw
President